UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

                 Date of Report (date of earliest event reported): July 25, 2014

Z Trim Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Illinois	001-32134	36-4197173
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)	1101 Campus Drive Mundelein, Illinois 60060
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 549-6028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On July 25, 2014, Z Trim Holdings, Inc. (the “Company”) entered into a second amendment to its revolving loan (the “Equipment Loan”) with Fordham Capital Partners, LLC (“Fordham”).  The amendment increased the principal amount of the Equipment Loan from $582,841.63 to $668,750, evidenced by an Amended and Restated Equipment Revolving Note (the “Note”) issued by the Company to Fordham.  The Note increased the required monthly payments of principal to $13,679.32 plus interest, from July 25, 2014 and continuing until February 24, 2015, followed by a final balloon payment of the entire unpaid principal balance of the Note and all accrued and unpaid interest on March 24, 2015.  The interest on the Note remains a fixed rate of 22% per annum.  The Note may be prepaid in full at any time; provided that if the Company prepays the Note prior to September 24, 2014 (such six-month period, the “Guaranteed Interest Period”), it must pay a prepayment penalty equal to the amount by which (i) the aggregate interest that Fordham would have received on the Note during the Guaranteed Interest Period had there been no prepayment exceeds (ii) the aggregate interest paid by the Company prior to the date of prepayment.  The default rate of interest on the loan remains 27% per annum.

The Company also entered into a Second Amendment to Security Agreement, dated July 25, 2014, between the Company and Fordham (the “Security Agreement Amendment”) in which the amount of the secured liabilities was increased from $582,841.63 to $668,750.

The amendment represents an approximately $85,900 increase in the outstanding balance of the Equipment Loan as of July 25, 2014.  The net proceeds of the increase in the Equipment Loan were used to pay $20,721 to Fordham, representing the July 24, 2014 note payment of principal and interest owed by the Company to Fordham under the Equipment Loan.  The Company intends to use the remaining proceeds for working capital.

The above summary does not purport to be a complete summary of the Note and the Security Agreement Amendment and is qualified in its entirety by reference to each of the Note and the Security Agreement Amendment, copies of which are filed herewith as Exhibits 10.1 and 10.2, and which are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On July 25, 2014, Z Trim Holdings, Inc. (the “Company”) estimated that sales for the 2nd Quarter of 2014 declined from approximately $382,127 in the 2nd Quarter of 2013 to $212,154, a decrease of 44%.  The reason for the decline was twofold.

First, for reasons other than Z Trim product performance, two customers elected to discontinue product lines that incorporated Z Trim ingredients. Second, two of our larger customers determined that they had sufficient on-hand inventory so that they did not need to place additional orders in Q2.

Significant efforts are underway to increase the company’s client base and management believes that it will not have similar issues in Q3 and Q4 this year.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Equipment Revolving Note, dated July 25, 2014, issued by Z Trim Holdings, Inc. in favor of Fordham Capital Partners, LLC
10.2	Second Amendment to Security Agreement, dated July 25, 2014, between Z Trim Holdings, Inc. and Fordham Capital Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Z Trim Holdings, Inc.

Date: July 25, 2014                                                                      By:   s/Brian Chaiken
Brian Chaiken,
Chief Financial Officer